ACCELERANT HOLDINGS
ANNUAL BONUS PLAN
Adopted May 13, 2026

1.	General Plan Purpose and Structure
The purpose of the Accelerant Holdings Annual Bonus Plan (the “ABP”) is to motivate superior, focused, and prudent performance on the part of employees, including behaviors that drive collective success, for the ultimate benefit of shareholders and employees. The ABP is further intended to support the Company’s ability to attract and retain high-performing talent through competitive compensation, while providing flexibility in delivering appropriate incentive compensation opportunities tied to the achievement of company-wide goals.

2.	Definitions
The following words and phrases, when used below, unless the context clearly otherwise requires, shall have the following respective meanings:

a.	Award. Any right granted to a Participant under the ABP to receive Compensation that is computed based upon the attainment of one or more Performance Goals.

b.	Award Agreement. Any written agreement, contract, or other instrument or document evidencing an Award.
c.
Base Salary. The Participant’s annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or affiliate-sponsored plans.

d.	Board of Directors. The board of directors of Accelerant Holdings.

e.	Company. Accelerant Holdings and its direct and indirect subsidiaries.

f.	Committee. The Compensation Committee of the Board of Directors or any subcommittee thereof designated by such committee.

g.	Compensation. The payment under an Award to which a Participant is entitled under the ABP.

h.	Participant. An eligible employee of the Company who is designated by the Committee, pursuant to the paragraph entitled “Participation” below, as a participant in the ABP.

i.
Performance Criteria. The criteria, or any combination of criteria, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Plan Year (or other period of performance). The Performance Criteria that will be used to establish Performance Goals may include, but are not limited to, the following:

•Accelerant risk exchange metrics; exchange written premium, Accelerant direct written premium, third-party direct written premium, Accelerant-retained exchange premium and exchange written premium growth rate;
•operating earnings or income; operating earnings per share; adjusted operating income per share; net income; adjusted net income; adjusted EBITDA; adjusted EBITDA margin; fee based adjusted EBTIDA growth rate; total or net revenues; adjusted operating revenue; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; book value per share excluding all other comprehensive income; gross or net margin; profit returns and margins; operating or net cash flow; gross loss ratio; financial return ratios; return on equity; return on average adjusted equity; return on assets; return on invested capital; earnings per share growth;
•budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; balance sheet optimization and economic value added; and
•product development; client development; leadership; investor relations; project progress; project completion; quality; technology initiatives; data privacy and cybersecurity; customer satisfaction; sustainability; talent and culture; corporate governance.

j.
Performance Goals. The goals established in writing by the Committee for the Plan Year based upon any one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division, business unit or individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

	k.	Plan Year. The year on which the ABP is operated, which is presently the calendar year with a start date of January 1 and an end date of December 31.
l.
Target Award. The target award payable under the ABP for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary, which percentage shall be as corresponds to such Participant’s compensation arrangement as of December 31 of the Plan Year. In certain circumstances, the target award may be expressed as a fixed amount, as may be determined by the Committee in its sole discretion.

3.	Plan Administration
The ABP shall be administered by the Committee. Subject to any specific designation in the ABP and any limitations on its authority as delegated by the Board of Directors, the Committee has the exclusive power, authority and discretion to:

•	designate Participants to receive Awards;

•	determine the number of, or amounts payable under, Awards to be granted;

•	determine the terms and conditions of any Award granted pursuant to the ABP, including without limitation, any restrictions or limitations on the Award and any schedule for lapse of forfeiture restrictions, based in each case on such considerations as the Committee, in its sole discretion, determines;

•	determine whether, to what extent, and pursuant to what circumstances an Award may be canceled, forfeited or surrendered;

•	prescribe the form of each Award Agreement, which need not be identical for each Participant;

•	decide all other matters that must be determined in connection with an Award;

•	establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the ABP;

•	interpret the terms of, and any matter arising pursuant to, the ABP or any Award Agreement; and

•	make all other decisions and determinations that may be required pursuant to the ABP or an Award Agreement as the Committee deems necessary or advisable to administer the ABP.

The Committee’s interpretation of the ABP, any Awards granted pursuant to the ABP, any Award Agreement and all decisions and determinations by the Committee with respect to the ABP are final, binding and conclusive on all parties.

4.	Participation and Eligibility
Notwithstanding any other provision of this ABP, Participants in the ABP shall be determined on an individual basis annually by the Committee, in its sole discretion. Participation in the ABP is not a guarantee of employment. Participation in one year does not guarantee participation in subsequent years. No individual shall have any right to be granted an Award pursuant to the ABP.
Subject to the exceptions set forth herein, any regular full-time and part-time employee of the Company may be selected by the Committee, in its sole discretion, for participation in the ABP. Participants who work part-time may receive a pro-rated Award based on scheduled work hours during the Plan Year or pro-rated annual base salary for that Plan Year, as determined by the Committee in its sole discretion. Any temporary employee, contingent worker or contractor is not eligible to participate in the ABP unless otherwise determined by the Committee in its sole discretion.
Awards for a Plan Year are pro-rated for Participants hired during such Plan Year. A Participant employed at any time during a Plan Year will be eligible for a pro-rated ABP Award, subject to Section 8 (Award Forfeiture) below.

5.	Awards and Performance Goals
Awards. Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, subject to all terms and conditions of the ABP and the applicable Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, will approve the Target Award for each Participant and may delegate such determination of the Target Award and approval thereof to any officer of the Company for Participants who are not executive officers of the Company. The Target Award will ultimately be based on the Base Salary and bonus target percentage of a Participant as of the end of the Plan Year, unless otherwise determined by the Committee.
Subject to the terms of the ABP and the applicable Award, after the applicable Plan Year (or other period of performance) has ended, a Participant with an Award shall be entitled to receive Compensation, at the time specified herein, to be determined as a function of and to the extent the applicable Performance Goals have been achieved.

Establishing Performance Goals. The Performance Goals for each Participant and the amount of Compensation payable if those goals are met may be established in writing for each Plan Year (or other period of performance) by the Committee as soon as practicable following the commencement of the Plan Year, but no later than 120 days after the commencement of the period of service to which the Performance Goals relate (which will generally be the beginning of the Plan Year).
Certification. No Compensation shall be payable to any Participant for any Plan Year (or other period of performance) unless and until the Committee certifies that the Performance Goals and any other applicable terms (as determined by the Committee in its sole discretion) were in fact satisfied.

6.	Discretion
The Committee shall have the discretion to amend Compensation which would otherwise be payable upon attainment of one or more Performance Goals in whole or in part to the extent that it deems appropriate.

7.	Incentive Awards and Benefit Plans
Compensation shall be paid in cash, stock, or stock-based awards under the Company’s Share Incentive Plan, as amended and restated, as determined by the Committee. Compensation shall be included as “eligible compensation” for the Company’s retirement, group life insurance and disability plans, unless otherwise excluded by prevailing plan documents and/or local regulations.

8.	Award Forfeiture
In addition to all other terms and conditions herein, Awards are contingent upon Participant performance. A Participant whose individual performance is deemed to be unsatisfactory at the conclusion of the applicable Plan Year may forfeit all or a portion of his or her ABP Award, as determined by the Committee in its sole discretion. Additionally, a Participant’s employment file must be free of current disciplinary action to participate in the ABP for that Plan Year.
A Participant whose active employment with the Company has been terminated prior to the date Awards are determined and paid to other participants for such Plan Year (or other period) shall forfeit all rights to any Award for such period, except in the following circumstances (in which case, the Committee may authorize an appropriate award in its sole discretion).

•	Participant’s voluntary retirement from employment with the Company, at a time when the Company does not have a right to terminate the Holder for cause (as set forth in the relevant written agreement or as otherwise determined by the Committee), upon six (6) months’ written notice to the Company of retirement (the “Notice of Retirement”) and which is accepted by the Company, that is provided upon or after the Participant’s attaining a minimum of sixty-five (65) “points” as determined upon the date of Notice of Retirement, composed of the Participant’s age upon the date of Notice of Retirement with a minimum age of sixty (60) years, plus the Participant’s Years of Service upon the date of Notice of Retirement with a minimum of two (2) Years of Service, and if such retirement date is on or after April 1 during the applicable Plan Year;

•	Participant becomes totally disabled (as determined by the Committee, considering any applicable local regulatory guidelines); or

•	Participant dies.
Under such circumstances, the Committee, in its sole discretion, may authorize an applicable Award, prorated based on the number of days in the Performance Period the Participant was employed by the Company, but only to the extent the Committee determines that the applicable Performance Goals have been met and otherwise determines to approve such an Award payment. Such Award shall be determined on a case-by-case basis. Any pro-rated Bonus Payment will be paid at the same time as such Bonus Payment would have been made had the Participant remained employed for the entire Performance Period.
Awards shall be paid in a cash lump sum during the calendar year following the Performance Period, typically no later than March 31. Because retention is one of the key purposes of the Plan, a Participant must be employed by the Company at the time an Award is paid in order for the participant to earn and remain eligible to receive such Award, except as provided above, or otherwise in this ABP, or unless local law or a written agreement between the Participant and the Company requires otherwise.

9.	Clawback
All Awards are subject to the terms and conditions contained in (a) the Company’s Policy on Recoupment of Incentive Compensation, (b) any amendment and/or restatement of such policy and (c) any other recoupment or clawback policy that may be adopted by the Company in the future (collectively, the “Policies”), any or all of which may permit the Company to recoup all or a portion of awards made to certain employees upon the occurrence of certain events. If any portion of an Award becomes subject to recoupment pursuant to any one or more of the Policies, the Company may utilize any method of recovery specified in any of such Policies in connection with any Award recoupments required or permitted under any of such Policies.

10.	Other Administrative Matters
This ABP replaces any plan adopted by the Committee prior to the date hereof. The ABP shall remain in effect until amended or terminated by the Committee. The Company intends to maintain the ABP indefinitely but reserves the right to amend or terminate it by Committee action at any time if the Committee so determines in its sole discretion.
Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant’s rights under the ABP shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
It is the Company’s intent that payments made under the ABP to U.S. participants should meet the requirements for the “short-term deferral” exception to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) or otherwise comply with Section 409A. The ABP shall be interpreted in a manner that satisfies the requirements of Section 409A (or an exemption thereto) and the ABP shall be operated accordingly. If any provision of the ABP would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid this conflict. However, the Company makes no guarantee to any Participant as to the tax treatment of bonuses under the ABP and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an employee or other service provider on account of non-compliance with Section 409A.
The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local, domestic or foreign, tax withholding.